FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 29, 2006

HARRELL HOSPITALITY GROUP, INC.

( Exact name of registrant as specified in its charter)

Delaware 0-2661 13-1946181

(State or other jurisdiction (Commission (IRS Employer of

incorporation) File Number) Identification No.)

P.O. Box 260328, Plano, Texas 75026

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code 214-699-0210

______________________________________________________________________________

Item 3.02 Unregistered Sales of Equity Securities.

On December 29, 2006, the Company issued 300,000 shares of its $0.002 par value Class A Common Stock ("Common Stock") to Turtle Creek Assets, Ltd., a Texas limited partnership ("TCA") in exchange for the aggregate consideration of (a) $300,000 cash plus (b) the assignment of a portfolio of approximately 5,387 defaulted and charged-off unsecured loans owned by TCA having an approximate aggregate outstanding principal balance of $1.9 million (the "Portfolio"). The Portfolio has a purchase value of approximately $60,000 based on price paid by TCA in November 2006. Ultimate value to the Company of the Portfolio is uncertain and is dependent on the Company's success in collecting the defaulted loans and the costs to the Company of the associated collection. Completion of assignment of the Portfolio to the Company is pending written approval by the originator of the loans, which is expected but has not yet been received at the date of this filing.

TCA has no prior affiliation with the Company. No underwriting discounts or commissions were paid in connection with the Common Stock.

The Company issued the Common Stock in a private transaction in reliance on exemptions from registration under Section 4(2) of the Securities Act of 1933. TCA delivered written representations to the Company that the securities were being acquired for investment only and not with a view toward distribution, and that TCA, alone or together with its representative, has knowledge and experience in business matters and securities investments so as to be capable of evaluating the merits of the investment. The Company employed no public advertising or solicitation in connection with these sales. No underwriting discounts or brokerage fees or commissions were paid in connection with this transaction. The shares issued are not convertible or exchangeable into other securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Anthony J. Renteria

(Registrant)

Date 01/05/2007 //Anthony J. Renteria//

(Signature)